Exhibit 10.1

ULTRATECH, INC.

3050 ZANKER ROAD

SAN JOSE, CA 95134

May 14, 2009

Scott Jewler

Senior Vice President, Sales

    and Marketing

Ultratech, Inc.

3050 Zanker Road

San Jose, CA 95134

Dear Scott

This letter will set forth the agreement we have reached concerning your separation from service with Ultratech, Inc. (the “Company”). You have previously indicated your intention to resign from the Company, and your resignation date will accordingly occur at the close of business on May 14, 2009 (the “Resignation Date”). On your Resignation Date, your employment with the Company will cease, you will no longer be an officer or employee of the Company, and your only remaining service relationship with the Company will be pursuant to the limited consulting arrangement set forth below. Your Resignation Date will also constitute your separation from service date for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

On your Resignation Date, the Company will pay you (i) any earned but unpaid base salary through that date, (ii) any un-reimbursed business expenses for which you have submitted timely and appropriate documentation and (iii) an amount equal to your accrued but unpaid vacation pay (based on your current rate of base salary), subject to the Company’s collection of all applicable withholding taxes. Effective as of your Resignation Date, you will cease to be entitled to any further employee benefits or perquisites from the Company, except as otherwise required by law, and you will cease participation in all employee benefit plans of the Company, including (without limitation); (i) eligibility for participant contributions or Company-matching contributions under the Company’s 401(k) plan, (ii) any additional accrual of vacation pay, sick leave or other paid time-off, (iii) eligibility for any equity awards or other stock-based compensation under the Company’s equity incentive plans or participation in the Company’s management incentive plan or other bonus programs and (iv) participation in the Company’s group health care, life insurance and disability insurance plans. However, you will be entitled to exercise your COBRA rights to obtain continued health care coverage for yourself and your spouse and eligible dependents under the Company’s group health plans, but all such continuation coverage shall be at your sole cost and expense.

You hereby agree that your outstanding equity awards and deferred compensation account will be treated as follows, notwithstanding any provision to the contrary in the award agreements or other documentation governing those awards or account:

Option Grant: You currently hold an outstanding option granted to you on December 13, 2007 to purchase 75,000 shares of the Company’s common stock at an exercise price of $11.79 per share (the “Option”). As of May 8, 2009, the Option was vested and exercisable as to 22,500 shares of the Company’s common stock, and no further vesting under that option will occur between May 8, 2009 and your Resignation Date. You will have a three (3)-month period measured from your Resignation Date in which to exercise that Option for any or all of those 22,500 vested shares. Upon the expiration of that three (3)-month period, the Option will terminate and cease to exercisable for those vested shares. On your Resignation Date, the Option will immediately terminate and cease to be outstanding for the remaining 52,500 shares of the Company’s common stock that were unvested as of May 8, 2009.

Restricted Stock Units. You currently hold the following restricted stock unit awards:

Award Date	Number of Restricted Stock Units
December 13, 2007	10,000
February 2, 2009	6,000
April 20, 2009	6,000

On your Resignation Date, you will be vested in 3,333 of your restricted stock units pursuant to the various vesting schedules applicable to those units. Accordingly, on the first business day of the seventh month following your Resignation Date (the delayed issuance is required under Code Section 409A by reason of your current executive officer status), 3,333 shares of the Company’s common stock will become issuable to you under those vested units. However, a portion of those issuable shares will automatically be withheld by the Company in satisfaction of the applicable federal and state income and employment withholding taxes, and you will be issued only the net number of shares remaining after such withholding. On your Resignation Date, your 18,667 unvested restricted stock units will be immediately cancelled, and you will cease to have any right or entitlement to receive any shares of the Company’s common stock under those cancelled units.

Deferred Compensation Account. As a result of your participation in the Company’s 2008 Management Incentive Plan, a deferred account balance in the principal amount of $68,000 was established for you. That account was to vest and become payable in annual installments over a three (3)-year period and was to be credited with interest until paid. However, none of the account balance will be vested on your Resignation Date, and you will accordingly forfeit all your right, title and interest in and to this account on your Resignation Date.

You previously received special bonus advances in the aggregate amount of $555,500 during the 2008 calendar year which were reportable as part of your W-2 taxable wages for such year and subject to applicable withholding taxes. However, those advances are subject to repayment upon your termination of employment, to the extent you have not otherwise vested in them. Under the applicable vesting schedule, you have to date vested in one-fourth of your aggregate bonus advances, and on your Resignation Date, $416,625 will remain unvested and subject to repayment. The Company will, however, cancel your repayment obligation, if you comply with the following requirement:

- You render up to 10 hours of consulting services per month without any additional compensation (other than reimbursement of pre-approved out-of-pocket expenses) during the one-year period measured from your Resignation Date. Accordingly, on or before your Resignation Date, you will sign and deliver to the Company the Consulting Agreement in the form attached as Exhibit A to this letter agreement. If you fulfill such consulting requirement, then your repayment obligation with respect to the bonus advances will be cancelled at the end of the one-year consulting period.

No other severance benefits will be payable to you in connection with your voluntary resignation.

On or before your Resignation Date, you must return to the Company all tangible property of the Company in your possession, custody or control, including (without limitation) your Company-owned laptop computer and peripheral devices, all originals and copies of all documents and materials, of whatever nature, relating to the Company, its products and/or its services, including (without limitation) all datasheets, files, memoranda, emails, records, software, disks, instructional manuals and other physical or personal property that you received, prepared or helped prepare in connection with your employment with the Company. Except for documents or materials in the public domain, you must not keep any paper or electronic copies or excerpts of any of the above items, and you hereby confirm and acknowledge that you have no proprietary or other interest in such documents and materials. In addition, you shall continue to abide by the provisions and obligations in effect for you under your Proprietary Information and Inventions Agreement with the Company, to the extent those provisions and obligations continue by their terms in force and effect beyond your termination of employment with the Company.

The Company strongly recommends that you obtain independent tax advice with respect to the potential tax consequences relating to the various transactions set forth in this letter agreement, and your execution of this letter agreement will accordingly acknowledge and confirm that you have had the opportunity to obtain the necessary tax advice for you to understand the appropriate tax treatment of those transactions and that you have entered into this letter agreement with full knowledge of the applicable tax consequences.

Kindly indicate your agreement with the terms and provisions of this letter agreement by signing and dating the enclosed duplicate original and returning it to Dave Holmes by May 18, 2009.

We appreciate the services you have rendered the Company during your period of employment and the contribution you have made to the Company’s success. We wish you continued success in your new endeavors and look forward to the continuing relationship we will have under the Consulting Agreement.

Very truly yours,

/s/ Dave Holmes
Title:	SR VP HR

AGREED TO AND ACCEPTED BY:

/s/ Scott Jewler
SCOTT JEWLER

DATED: May 14, 2009

EXHIBIT A

FORM OF CONSULTING AGREEMENT